Exhibit 10.5.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated as of the 30th day of May, is by and between Delphax Technologies, Inc. (“Company”), a Minnesota corporation, and Dieter Schilling (“Executive”).

RECITALS

WHEREAS, the Company is currently the Company’s Vice President of Engineering and Manufacturing, and the Company wishes to promote Executive to become the President and Chief Executive Officer ("CEO”) of the Company; and

WHEREAS, Executive taking the CEO position will involve an increase in Executive’s compensation and enhancement of Executive’s duties;

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and Executive’s promotion, the mutual covenants set forth below, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Executive agree as follows:

ARTICLE I.

DEFINITIONS

Capitalized terms used in the Agreement shall have their defined meaning throughout the Agreement. The following terms shall have the meanings set forth below, unless the context clearly requires otherwise.

“Agreement” means this Employment Agreement, as from time to time amended.

“Base Salary” means the total annual cash compensation payable on a regular periodic basis, without regard to voluntary or mandatory deferrals.

“Beneficiary” means the person or persons designated in writing to the Company by Executive to receive benefits payable after Executive’s death. In the absence of such designation or in the event that all of the persons so designated predecease Executive, Beneficiary means the executor, administrator or personal representative of Executive’s estate.

“Board” means the Board of Directors of the Company.

“Cause” has the meaning set forth at paragraph 4.2 of this Agreement.

“Change in Control” means:

(a) the Company consummates a merger, consolidation, share exchange, division or other reorganization of the Company with any corporation or entity (other than an entity owned at least 80% by the Company) in which the Company is not the surviving entity or 50% of the Company’s then existing Board is replaced; or

(b) the Company consummates a sale or disposition (in one transaction or a series of transactions) of assets of the Company, the total consideration of which is greater than 51% of the total fair market value of the Company; or

(c) the shareholders of the Company consummate an agreement for the sale or disposition (in one transaction or a series of transactions) of stock in the Company, the total sale or disposition of which is greater than 51% of the total common stock of the Company; or

(d) the Company adopts a plan of complete liquidation or winding-up of the Company.

Such definition shall not include the sale of additional equity capital obtained by the Company pursuant to the approval of a majority of the Board.

“Date of Termination” has the meaning set forth at paragraph 4.6(b) of this Agreement.

“Disability” means the unwillingness or inability of Executive to perform Executive’s duties under this Agreement because of incapacity due to physical or mental illness, bodily injury or disease.

“Executive” means Dieter Schilling.

“Good Reason to Terminate Employment” means termination of employment that involves any one or more of the following:

(a) An adverse change in Executive’s status or position as a result of a substantial diminution in Executive’s duties, responsibilities or authority as of the date of this Agreement;

(b) A reduction by the Company in Executive’s Base Salary as in effect as of the date of commencement of this Agreement or as the same may be increased from time to time;

(c) The failure by the Company to obtain from any Successor its assent to this Agreement as contemplated by paragraph 6.1.

“Plan” means any plan, program, policy or arrangement sponsored, maintained or contributed to by the Company to which the Company is a party or under which employees of the Company are covered, including, without limitation, any employee benefit plan, such as thrift, pension, profit sharing, deferred compensation, medical, dental, disability, accident, life insurance, fringe benefit, vacation, sick or parental leave, severance plan or policy or any other agreement, plan, program, policy or arrangement intended to benefit employees or executive officers of the Company.

“Successor” means any corporation, individual, group, association, partnership, firm, venture, or other entity or person that, subsequent to the date thereof, succeeds to the actual or practical ability to control, all or substantially all of the Company's business and/or assets, directly or indirectly, by merger, consolidation, purchase, liquidation, redemption, assignment, similar corporation transaction, operation of law or otherwise.

ARTICLE II

EMPLOYMENT, DUTIES AND TERM

2.1 Employment. Upon the terms and conditions set forth in this Agreement, the Company hereby employs Executive, and Executive accepts such employment. Except as expressly provided herein, termination of this Agreement by either party shall also terminate Executive’s employment by the Company.

2.2 Duties. During the term of this Agreement, and excluding any periods of vacation, sick, disability or other leave to which Executive is entitled, Executive agrees to devote Executive’s full business attention and time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the term of this Agreement, it shall not be a violation of this Agreement for Executive to serve on corporate, civic or charitable boards or committees, and manage personal investments, so long as such activities do not significantly interfere with the performance of Executive’s responsibilities as an officer of the Company in accordance with this Agreement. Executive shall comply with the Company’s policies and procedures; provided, that to the extent such policies and procedures are inconsistent with the express provisions of this Agreement, the provisions of this Agreement shall govern.

2.3 Certain Proprietary Information. If Executive possesses any proprietary information of another person or entity as a result of prior employment or relationship, Executive shall honor any legal obligation that Executive has with that person or entity with respect to such proprietary information.

2.4 Employment At Will. Subject to the provisions of Article IV, Executive’s employment with the Company shall be at will, meaning that the employment of Executive under this Agreement shall commence the date of execution hereto and continue until terminated by either Company or Executive for any reason or no reason, whether with or without Cause, in accordance with the notice provisions of Article IV.

2.5 Return of Property. Executive agrees that all property in Executive’s possession belonging to the Company, including without limitation, all documents, reports, manuals, memoranda, computer print-outs, customer lists, credit cards, keys, identification, access cards, and all other property relating in any way to the business of the Company are the exclusive property of the Company, even if Executive authored, created or assisted in authoring or creating such property. Executive shall return to the Company all such documents and property immediately upon termination of employment or at such earlier time as the Company may reasonably request.

ARTICLE III.

COMPENSATION, BENEFITS AND EXPENSES

3.1 Base Salary. During the term of Executive’s employment under this Agreement, the Company shall pay Executive in periodic installments on regular paydays a Base Salary as follows:

(a) During the time that Executive is based in Canada, that number of Canadian Dollars which (assuming a fixed exchange rate equal to the exchange rate that is available to the Company on June 1, 2006 for purchasing Canadian Dollars) is equivalent to an annual rate of Two Hundred Fifty Thousand U.S. Dollars (U.S.$ 250,000), subject to such increases in Base Salary as may be approved by the Company’s Board of Directors from time to time. As a matter of convenience for the parties, Executive’s Base Salary shall be paid to Executive by the Company’s Canadian subsidiary, acting as agent for the Company.

(b) After Executive has relocated to Minnesota, a Base Salary in U.S. Dollars equivalent to an annual rate of Two Hundred Fifty Thousand U.S. Dollars (U.S.$ 250,000), subject to such increases in Base Salary as may be approved by the Company’s Board of Directors from time to time.

(c) The Company shall review Executive’s Base Salary annually. If Executive’s Base Salary is modified from time to time during the term of Executive’s employment under this Agreement, the modified amount shall become the Base Salary for the remainder of Executive’s employment under this Agreement and for as long thereafter as required pursuant to Article IV, subject to any subsequent increases.

3.2 Bonus Compensation. Executive shall be eligible to participate in the Management Bonus Plan maintained by the Company for senior officers, subject to and on a basis consistent with the terms of such Plan or program and at the discretion of the Board. For the fiscal year ending September 30, 2006, Executive will be eligible for a bonus of up to 60% of his base salary, based on the Company and Executive meeting their stated objectives.

3.3 Restricted Stock. The Company will issue and sell to Executive 15,000 shares of restricted stock under the Company’s 2000 Stock Plan. Subject to the specific terms of the restricted stock grant, the risk of forfeiture shall lapse at to these shares in one-third annual increments on the first, second and third anniversaries of the date hereof.

3.4 Other Compensation and Benefits. During the term of Executive’s employment under this Agreement, the Company shall cause its Canadian subsidiary to continue Executive’s entitlement to participate in the Plans (or Plans providing Executive with al least substantially similar benefits) now provided by the Canadian subsidiary, other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect as of the date of this Agreement or the date as of which Executive first becomes entitled to participate in such Plan.

3.5 Car Allowance. During the time that Executive is based in Canada, he shall continue to receive his current car allowance payment of CAN$507.70 per pay period. After Executive has relocated to Minnesota, he shall receive an equivalent amount in US Dollars as a car allowance.

3.6 Paid Time Off. For the 2006 calendar year and each subsequent calendar year that begins during Executive’s employment under this Agreement, Executive shall be entitled to Paid Time Off (vacation and sick days), which will accrue at the rate of 280 hours per year. Executive will also be entitled to all office holidays.

3.7 Business and Professional Expenses. During Executive’s employment under this Agreement, the Company shall reimburse Executive for ordinary and necessary business expenses incurred by executive in performing Executive’s duties as an executive officer of the Company, including, without limitation, travel and lodging while away from home on business directly related to the Company, dues and expenses incurred by Executive for professional membership and participation, and similar items. Expenses must be included as part of the Company’s budget and must be approved by the treasurer or other executive officer of the Company. The cost of these activities shall be reimbursed to Executive upon proper presentation and substantiation to the Company of the expense.

3.8 Financial and Tax Planning Expenses. Each calendar year, Executive shall be entitled to reimbursement up to $1,500 for expenses related to the cost of personal financial planning and tax preparation. The cost of these activities shall be reimbursed to Executive upon proper presentation and substantiation to the Company of the expense.

3.9 Relocation. In connection with Executive’s relocation from Canada to Minnesota, the Company shall reimburse Executive for his reasonable out-of-pocket costs incurred for travel, moving his household property and such other re-location expenses as are approved by the Company in its discretion.

ARTICLE IV.

TERMINATION

4.1 Termination. Subject to the respective continuing obligations of the parties pursuant to Article V, this Article sets forth the terms for termination of Executive’s employment under this Agreement.

4.2 Termination by the Company for Cause. The Company may terminate Executive’s employment under this Agreement immediately for Cause. For purposes of this Agreement, “Cause” means:

(a) an act or acts of personal dishonesty taken by Executive or any action not approved in this Agreement (including, but not limited to, Executive’s appropriation or attempted appropriation of a material business opportunity of Company), intended to result in personal enrichment or profit for Executive at the expense of the Company;

(b) the gross neglect or willful failure or refusal of Executive to perform Executive’s duties and obligations under paragraph 2.2 (other than as a result of total or partial incapacity due to physical or mental illness), including any (i) breach of Executive’s fiduciary duties to the Company; (ii) financial misstatements; (iii) regulatory or accounting violations; and/or (iv) breach of the Company’s Code of Conduct;

(c) the engaging by Executive in misconduct that is materially and demonstrably injurious to the Company, monetarily or otherwise;

(d) perpetration of an intentional and knowing fraud against or affecting the Company or any customer, supplier, client, agent, or executive thereof;

(e) any willful or intentional act that is demonstrably and materially injurious to the reputation, business, financial condition or business relationships of Company, or to Executive’s reputation or business relationships;

(f) conviction (including conviction on a nolo contendre plea) of a felony or any crime involving fraud, dishonesty or moral turpitude; or

(g) he breach of any covenant set forth in Article V below.

4.3 Termination in the Event of Death or Disability. Executive’s employment under this Agreement shall terminate in the event of Executive’s death or Disability that prevents Executive from performing the essential functions of his employment for more than twelve (12) weeks. The Company and Executive agree that the identification of the 12 week period in this clause is as a result of their respective, considered and mutual agreement that the nature of the position held by the Executive and its various obligations and duties mean that it would be an undue hardship to the Company for it to be without the services of an officer performing the duties of Executive as anticipated by this Agreement on a permanent basis for a period in excess of 12 consecutive weeks.

4.4 Termination by Executive for Good Reason. Executive may terminate his employment under this Agreement for Good Reason.

4.5 Termination by Either Party. Either party may terminate Executive’s employment under this Agreement by giving written notice to the other.

4.6 Notice of Termination; Date of Termination. The provisions of this paragraph 4.6 shall apply in connection with any termination of Executive's employment under this Agreement pursuant to this Article IV:

(a) For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provisions in this Agreement relied upon and if for Cause, death or Disability, shall set forth in reasonable detail the facts and circumstances for such termination. Any purported termination by the Company or by Executive pursuant to this Article IV (other than a termination because of death) shall be communicated by written Notice of Termination to the other party hereto.

(b) For purposes of this Agreement, “Date of Termination” shall mean: (1) if Executive’s employment is terminated due to death, the last day of the month first following the month during which Executive’s death occurs; (2) if Executive’s employment is to be terminated for Disability, thirty (30) calendar days after Notice of Termination is given; (3) if Executive’s employment is terminated by the Company for Cause or by Executive for any reason, the date specified in the Notice of Termination which in no event shall be a date more than thirty (30) calendar days after the date of such notice; or (4) if Executive’s employment is terminated for any other reason, the date specified in the

Notice of Termination, which in no event shall be a date earlier than thirty (30) calendar days after the date on which a Notice of Termination is given, unless an earlier date has been expressly agreed to by Executive in writing either in advance of, or after, receiving such Notice of Termination.

4.7 Compensation upon Termination, Death or During Disability.

(a) During any period that Executive fails to perform Executive’s duties hereunder as a result of incapacity due to physical or mental illness, Executive shall not continue to receive Base Salary, but would be eligible to utilize any accrued PTO and could be eligible for the long-term disability plan. However, Executive shall continue to receive any other compensation and benefits to which Executive would otherwise be entitled under this Agreement and any Plan until Executive’s Date of Termination.

(b) If Executive’s employment under this Agreement is terminated on account of death, the Company shall pay to Executive his Base Salary as in effect until the Date of Termination, together with any other unpaid and pro rata amounts to which Executive is entitled as of the Date of Termination pursuant to Article III hereof, including, without limitation, amounts which Executive is entitled under any Plan in accordance with the terms of such Plan.

(c) If Executive’s employment under this Agreement is terminated by the Company for Cause or by Executive for any reason other than because of Good Reason, the Company shall pay Executive the Base Salary through the Date of Termination and any amounts to which the Executive is entitled under any Plan in accordance with the terms of such Plan.

(d) If Executive’s employment under this Agreement is terminated by the Company involuntarily for reasons other than Cause, or by Executive for Good Reason, the Company shall provide Executive with the payments and benefits as follows:

(1) continue to pay any amounts due to Executive for Base Salary in accordance with paragraphs 3.1 and 4.7(g) at the annual rate in effect thereunder immediately prior to the Date of Termination (but determined without regard to any purported reduction in Base Salary which gave rise to such termination of employment, if any) for the period commencing on the Date of Termination and ending twelve (12) months after the Date of Termination (the “Severance Period”); and

(2) reimbursement of the COBRA premiums Executive actually incurs for health and dental continuation coverage, up to a maximum period of twelve months.

Executive shall not be required to mitigate the Company’s payment obligations pursuant to this paragraph 4.7(d) by making any efforts to secure other employment, and any compensation which Executive receives from other employment during the Severance Period shall not reduce the Company’s payments pursuant to this paragraph 4.7(d).

(e) If there is a Change in Control, and within one year thereafter Executive is terminated by the Company involuntarily for reasons other than Cause, or Executive terminates his employment hereunder because of Good Reason, the Company shall pay Executive Base Salary in accordance with paragraphs 3.1 and 4.7(g) at the annual rate in effect thereunder immediately prior to the Date of Termination (but determined without regard to any purported reduction in Base Salary which gave rise to such termination of employment, if any) for the period commencing on the Date of Termination and ending two (2) years after the Date of Termination (“Change in Control Severance Period”). Executive shall not be required to mitigate the Company’s payment obligations pursuant to this paragraph 4.7(e) by making any efforts to secure other employment. However, if Executive obtains other employment at an annual salary of $100,000 or more during the Change in Control Severance Period, then the subsequent severance payments made by the Company to the Executive during the four quarters of the second year of the Change in Control Severance Period shall be reduced to 80% during the first quarter, 60% during the second quarter, 40% during the third quarter, and 20% during the fourth quarter, of Executive’s Base Salary on the Date of Termination (without regard to any purported reduction in Base Salary which gave rise to such termination).

During the first year of the Change in Control Severance Period only, the Company shall provide Executive with reimbursement of the COBRA premiums he actually incurs for health and dental continuation coverage, up to a maximum period of twelve months.

(f) If Executive is entitled to receive any severance payments under section 4.7(d) or 4.7(e), he shall only receive such payments if he properly executes a standard waiver and release of claims agreement beforehand.

(g) If and to the extent that any payment to be paid to Executive under this paragraph 4.7 is governed by U.S. Internal Revenue Code Section 409A and if Executive is a specified employee under Code Section 409A, any payments required to be paid to Executive will begin six (6) months from the Date of Termination of employment, or the first date on which such payment (or any part thereof) would not be subject to the limitation or deductibility under Code Section 162(m). In the event that such payment is so delayed, the amount of the first payment shall be increased for interest earned on the delayed payment based upon interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the date the payment should otherwise have been provided. Further, in the event that such payment is so delayed, the first payment (representing the first six months (or less) of accrued payment due Executive) will be paid to Executive in a lump sum and any remaining payments due thereafter will be paid to Executive in substantially equal regular periodic payments biweekly.

(h) If any of the Company’s financial statements are required to be restated because of errors, omissions or fraud for which Executive is responsible, the Company’s Board of Directors may in its sole discretion, but acting in good faith, direct that the Company recover all or a part of any bonus or incentive payment paid to Executive as a result of, or any increase in Executive’s Base Salary that resulted from, the financial results that were negatively affected by such restatement. The amount to be recovered from Executive shall be the amount by which the severance or bonus payment or increase in Base Salary exceeded the amount of such bonus or incentive payment or increase in Base Salary that would have been payable to Executive had the financial statements been initially filed as restated. In no event shall the amount to be recovered by the Company be less than the amount required to be repaid or recovered as a matter of law. The Board shall determine whether the Company shall effect such recovery (i) by seeking repayment from the Executive; (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to Executive under any compensatory plan, program or arrangement maintained by the Company or any of its affiliates; (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made on accordance with the Company’s otherwise applicable compensation practices; or (iv) any combination of the foregoing.

(i) The Company reserves the right to specify in the Management Bonus Plan, or by amendment to this Agreement to any severance provision, that Executive’s rights, payments and benefits with respect to the Management Bonus Plan or any severance payments shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions. Such events shall include, but not be limited to, termination of employment or services under certain or all circumstances, violation of material Company policies, breach of noncompetition, confidentiality, nonsolicitation, noninterference, corporate property protection, or other agreement that may apply to the Executive, or other conduct by the Executive that the Company determines is detrimental to the business or reputation of the Company and its subsidiaries, if any.

ARTICLE V.

RESTRICTIVE COVENANTS

5.1 Non-Compete/Non-Solicitation. In consideration of this Agreement, the undersigned Executive does hereby acknowledge and agree that he will not at any time during employment with the Company, or thereafter for a period of two (2) years, directly or indirectly:

(a) anywhere in the world, own an interest in, organize, conspire, join, operate, control or participate in or be connected as an officer, employee, agent, independent contractor, consultant, partner, shareholder or principal, with any corporation, limited liability company, partnership, proprietorship, association, or other entity or person engaged in developing, producing, designing, providing, soliciting orders for, selling, distributing or marketing products or services that directly or indirectly competes with any of the Company’s products, services or business;

(b) induce any employee of the Company to leave the employ of the Company or any consultant or other independent contractor for the Company to change or terminate any relationship between that person and the Company;

(c) contract, solicit, market or accept employment from any customer, firm or organization or any affiliate of that entity that does business with the Company during Executive’s employment; and

(d) induce or attempt to induce any customer, firm or organization or any affiliate of that entity to sever its relationship with the Company.

5.2 Confidential Information

(a) “Confidential Information” means any information or compilation of information which is proprietary to the Company or proprietary to others and entrusted to the Company, and which relates to its existing or reasonably foreseeable business, including, but not limited to, trade secrets and information contained in or relating to product designs, business plans and to business as conducted or anticipated to be conducted, information concerning research, development, manufacturing methods, processes, techniques, tooling, sales techniques, marketing plans or proposals, existing or potential customer lists and all other customer information. Information shall be treated as Confidential Information irrespective of its source, whether or not originated by Executive and without regard to the manner in which Executive obtains access to it, and whether such information is expressly identified as being “confidential” or a “trade secret.”

(b) Executive agrees, for so long as he remains employed by the Company and at all times thereafter, to hold in strictest confidence and to never disclose, furnish, communicate, make accessible to any person or use in any way for Executive’s own or another's benefit, any Confidential Information or permit the same to be used in competition with the Company, except as permitted or directed by the Company, as long as such information is not generally known or readily discoverable by proper means or such person is not authorized to receive such information. Executive acknowledges that the Confidential Information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or otherwise of such Confidential Information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Executive agrees to refrain from such acts and omissions that would reduce the value of the Confidential Information to the Company.

(c) Upon termination of employment, Executive shall promptly return to the Company all products and copies of product literature and materials and all documents or copies and extracts thereof in Executive’s possession or under Executive’s control, thereof containing any Confidential Information of the Company, including, but not limited to all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof which are the property of the Company or which relate in any way to the business products, practices or techniques of the Company, and all other property, proprietary and Confidential Information of the Company.

5.3 Inventions.

(a) Executive shall promptly disclose to the Company in writing all Inventions (defined as ideas, developments, improvements and discoveries, whether or not such are patentable, copyrightable or protectable under any statutory or regulatory scheme, and whether or not in writing or reduced to practice) and Works of Authorship (defined as writings, drawings, software, and any other works of authorship, whether or not such are copyrightable) which are conceived, made, discovered, written or created by Executive alone or jointly with another person, group, or entity, whether during the normal hours of Executive’s employment at the Company or on Executive’s own time during the term of this Agreement and for one (1) year after termination of this Agreement. Executive shall make all disclosures to the Company in a written report setting forth in detail the structures, procedures and methodology employed and the results achieved.

Executive, by signing this Agreement, to the extent that he has the legal right to do so, hereby assigns and agrees to assign all rights, title and interests to all such Inventions and Works of Authorship described above to the Company and hereby acknowledges that any and all of said Inventions and Works of Authorship are the property of the Company.

Executive shall give the Company all the assistance it reasonably requires in order for Company to perfect, protect, and use its rights to Inventions and Works of Authorship. Executive shall sign all such documents, take all such actions and supply all such information that the Company deems necessary or desirable in order to transfer or record the transfer of Executive’s entire right, title and interest in such Inventions and Works of Authorship; and in order to enable the Company to obtain exclusive patent, copyright, or other legal protection for Inventions and Works of Authorship. The Company shall bear all expenses in this regard.

(b) Notice: Minnesota law exempts from this section 5.3 “an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer.” For purposes of this paragraph, the term “inventions” is acknowledged to include Works of Authorship.

5.4 Enforcement. Executive agrees that the terms of this Article V specifically survive the termination (for any reason) of Executive’s employment with the Company. Executive acknowledges and agrees that failure to perform under this Article V would cause irreparable injury to the Company and cause damages to the Company that would be difficult or impossible to ascertain or quantify. The Company, individually or collectively, shall have the right to enforce covenants contained hereof by specific performance and preliminary, temporary and permanent injunctive relief against Executive and any other person concerned thereby. Damages, specific performance and injunctive relief are all proper modes of relief and shall not be considered alternative remedies. Accordingly, without limiting any remedies that may be available with respect to any breach of this Article V, Executive consents to the entry of an injunction to restrain any breach of the foregoing provisions in addition to any other relief afforded by law without requiring the Company to obtain a bond.

5.5 Severability. If, but only to the extent that, any provision of this Article V is declared or found to be unenforceable, then both parties will be relieved of all obligations arising under such provision to the extent necessary. If possible, another provision that is enforceable and achieves substantially the same objective will be substituted. If the remainder of this Article is not affected by such declaration or finding and is capable of substantial performance, then the remainder will be enforced to the extent permitted by law.

5.6 Terminologies. For purposes of this Article V, the term “Company” shall include the Company and its subsidiaries.

ARTICLE VI.

GENERAL PROVISIONS

6.1 Successor and Assigns. This Agreement shall be binding upon and inure to the benefit of any Successor of the Company, and any such Successor shall absolutely and unconditionally assume all of the Company’s obligations hereunder. Upon Executive’s written request, the Company will seek to have any Successor, by agreement in form and substance satisfactory to Executive, assent to the fulfillment by the Company of their obligations under this Agreement.

6.2 Disputes. Any dispute, controversy or claim for damages arising under or in connection with this Agreement shall, in Executive’s sole discretion, be settled exclusively by such judicial remedies as Executive may seek to pursue or by arbitration in Minneapolis, Minnesota by a panel of three (3) arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties shall each bear their own costs and expenses, including attorney’s fees, arising in connection with any arbitration proceeding pursuant to this paragraph 6.2. The Company shall be entitled to seek an injunction or restraining order in a court of competent jurisdiction to enforce the provisions of Article V.

6.3 Notices. All notices, request and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be personally delivered or mailed postage prepaid, registered or certified U.S., as the case may require, to any party as its address set forth on the last page of this Agreement. Either party may, by notice hereunder, designate a changed address. Any notice hereunder shall be deemed effectively given and received: (a) if personally delivered, upon delivery; or (b) if mailed, on the registered date or the date stamped on the certified mail receipt.

6.4 Withholding. To the extent required by any applicable law, including, without limitation, any federal or state income tax or excise tax law or laws, the Federal Insurance Contributions Act, the Federal Unemployment Tax Act or any comparable federal, state or local laws, the Company retains the right to withhold such portion of any amount or amounts payable to Executive under this Agreement as the Company deems necessary.

6.5 Captions. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

6.6 Governing Law. The validity, interpretation, construction, performance, enforcement and remedies of or relating to this Agreement, and the rights and obligations of the parties hereunder, shall be governed by the substantive laws of the state of Minnesota (without regard to the conflict of laws rules or statutes of any jurisdiction).

6.7 Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

6.8 Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise or any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

6.9 Modification. This Agreement may not be modified or amended except by written instrument signed by the parties hereto.

6.10 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon. This Agreement replaces in full all prior agreements or understandings of the parties hereto. Any and all other such prior agreements or understandings are hereby rescinded by mutual agreement.

6.11 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one (1) and the same instrument.

6.12 Survival. The parties expressly acknowledge and agree that the provisions of this Agreement, specifically including, but not limited to, Article V, which by their express or implied terms extend beyond the termination of Executive’s employment hereunder shall continue in full force and effect notwithstanding Executive’s termination of employment hereunder or the termination of this Agreement, respectively.

6.13 Indemnification. The Company indemnifies, holds harmless, and will defend the Executive against clams against Executive arising out of Executive’s performance of the duties of the Executive’s employment by the Company, to the full extent permitted by law, but not with respect to claims successfully prosecuted against the Executive for fraudulent, grossly negligent, or criminal acts.

6.14 Legal Advice. The Executive confirms that, prior to his execution of this Agreement, he had a reasonable opportunity to seek and obtain independent legal advice as to the entitlements, obligations and covenants set out in this Agreement and that the Agreement is binding upon him.

IN WITNESS WHEREOF, the parties hereto have caused this Executive Employment Agreement to be duly executed and delivered as of the day and year first above written.

EXECUTIVE:	DELPHAX TECHNOLOGIES INC.

/s/ Dieter P. Schilling	By:	/s/ Earl W. Rogers
Dieter Schilling	Title:	CHAIRMAN COMPENSATION
COMMITTEE/BOARD

Address:	Address:

1065 Summit Ridge Drive	Delphax Technologies Inc.
Oakville, Ontario L6M 3K9	6100 West 110th Street
Canada	Bloomington, MN 55438